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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 TECHDYNE, INC.
             (Exact name of registrant as specified in its charter)

                  Florida                              59-1709103
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

       2230 West 77th Street, Hialeah,  Florida                 33016
    (Address of principal executive offices)                  (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class                      Name of each exchange on which
    to be so registered                      each class is to be registered
    -------------------                      ------------------------------
            None                                            None

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. / /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /

Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.01 par value
                                (Title of class)


                                (Title of class)

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Item 1.  Description of Registrant's Securities to be Registered.

         This registration statement relates to the registration of common stock, $.01 par value (the "Common Stock") and Common Stock Purchase Warrants (the "Warrants") of Techdyne, Inc. (the "Company") to be registered with the Securities and Exchange Commission (the "Commission") pursuant to Section 12(g) under the Securities Exchange Act of 1934 (the "1934 Act").

         The Company has an authorized capital of 10,000,000 shares of Common Stock of which 4,294,019 shares are currently outstanding. The issued and outstanding shares of Common Stock are fully paid and non-assessable, and all the shares of Common Stock underlying the Warrants when issued, will be fully paid and non-assessable.

         Holders of the Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and do not have cumulative voting rights in the election of directors.

         Holders of Common Stock are entitled to share pro rata in such dividends as may be declared by the board of directors out of funds legally available. On any dissolution, liquidation or winding-up of the Company, the holders of Common Stock will be entitled to share pro rata in all distributions made after payment of or provision for the payment of all debts and prior claims. There are no preemptive rights or conversion privileges applicable to the Common Stock.

         The transfer agent for the Common Stock and the Warrant Agent for the Warrants is Continental Stock Transfer and Trust Company, 2 Broadway, New York, New York 10004.

Item 2.  Exhibits

         1.1 Form of Common Stock Certificate (incorporated by reference to the Company's Registration Statement on Form SB-2, File No. 33-94998-A, effective September 13, 1995 ("SB-2 Registration Statement"), Part II, Exhibit 4(a)).

         1.2 Form of Redeemable Common Stock Purchase Warrant (incorporated by reference to the Company's SB-2 Registration Statement,
                  Part II, Exhibit 4(b)).

         2.1 Restated Articles of Incorporation of the Company filed June 30, 1994 (incorporated by reference to the Company's SB-2 Registration Statement, Part II, Exhibit 3(a)).

         2.2 By-laws of the Company (incorporated by reference to the Company's SB-2 Registration statement, Part II, Exhibit 3(b)).

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly and authorized.

                                       TECHDYNE, INC.
Dated:  December 6, 1996
                                       By: /s/ THOMAS K. LANGBEIN
                                       THOMAS K. LANGBEIN,
                                       Chairman of the Board